EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. Reports Special Dividend of $0.15 per Share

MCLEAN, Va., Nov. 29, 2012 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that a special dividend of $0.15 per share will be issued next month. The dividend will be payable on December 21st, 2012 to shareholders of record on December 10th, 2012.

Georgia S. Derrico, CEO of Southern National Bancorp, commented that, "We are very pleased to make this announcement. The bank is proud to be in a position to pay this special dividend. This is attributable to the bank's performance, it's very strong capital ratio, and its commitment to maximizing the return for investors. It is appropriate to take this unusual and non-recurring action in light of our exceptional earnings in previous years and pending tax hikes. Under current law, investors face a significant increase in the federal tax rate of qualified dividends in 2013, as high as 43.4%. By taking this action before the end of 2012, we can be sure that our shareholders benefit from the existing lower qualified dividend tax rate." After the dividend, Southern National Bancorp's tier 1 risk adjusted capital ratio will continue to be above 18%.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $708.3 million at September 30, 2012. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 15 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Richmond, Haymarket and Clifton Forge, and five branches in Maryland (four in Montgomery County and one in Frederick County).

Southern National Bancorp of Virginia is the holding company for Sonabank.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT: R. Roderick Porter, President
         Southern National Bancorp, NASDAQ Symbol SONA
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Website: www.sonabank.com
         Email: rporter@sonabank.com